CERTIFICATE OF INCORPORATION

                                       OF

                              HUDSON UNITED BANCORP

                        (Restated to Show All Amendments)


                                    ARTICLE I

                                 CORPORATE NAME

     The name of the Corporation shall be Hudson United Bancorp (hereinafter the "Corporation").

                                   ARTICLE II

                            CURRENT REGISTERED OFFICE
                          AND CURRENT REGISTERED AGENT

     The address of the Corporation's initial registered office is 80 Park Plaza, 23rd Floor, Newark, New Jersey 07102. The name of the registered agent at that address is Ronald H. Janis.


                                   ARTICLE III

                           INITIAL BOARD OF DIRECTORS
                             AND NUMBER OF DIRECTORS

     The number of directors shall be governed by the by-laws of the Corporation. The number of directors constituting the initial Board of Directors shall be twelve. The names and addresses of the initial Board of Directors are as follows:


Name                            Address
----                            -------

John T. Clark                   3100 Bergenline Avenue
                                Union City, New Jersey 07087

James C. McClave                3100 Bergenline Avenue
                                Union City, New Jersey 07087

Ronald David                    2 Broadway
                                New York, New York 10004

Arthur L. Dickson               51 Newark Street
                                Hoboken, New Jersey 07030

Henry Hugelheim                 752 Greeley Avenue
                                Fairview, New Jersey 07022

Harry J. Leber                  2000 Kennedy Boulevard
                                Union City, New Jersey 07087

George P. Moser, Sr.            415 32nd Street
                                Union City, New Jersey 07087

Harold J. Olsen                 638 Anderson Avenue
                                Cliffside Park, New Jersey 07010

Charles F.X. Poggi              15th and Adams Street
                                Hoboken, New Jersey 07030

James E. Schierloh              East 210 Route 4
                                Paramus, New Jersey 07652

Sister Grace                    308 Willow Avenue
Frances Strauber                Hoboken, New Jersey 07030

Robert J. Burke                 Foot of Pershing Road
                                Weehawken, New Jersey 07087

     Shareholders shall have no right to increase or decrease the number of directors constituting the Board, except by the affirmative vote of at least three-quarters of all of the outstanding shares of common stock entitled to vote thereon, said vote to take place at an annual or special meeting of the Corporation's stockholders called for the purpose of considering such matter. Any director may be removed from office by the stockholders of the Corporation, but only for cause.

     Notwithstanding anything else in this Certificate of Incorporation to the contrary (and notwithstanding the fact that a lesser percentage may be permitted by law, this Certificate of Incorporation or the by-laws of the Corporation), the provisions of this Article III may not be amended, altered, changed or repealed in any respect, nor may any provision inconsistent herewith be adopted, unless such action is approved by the affirmative vote of at least three-quarters of all of the outstanding shares of common stock entitled to vote thereon, said vote to take place at an annual or special meeting of the Corporation's stockholders called for the purpose of considering such matter.

                                   ARTICLE IV

                                CORPORATE PURPOSE

     The purpose for which the Corporation is organized is to engage in any activities for which corporations may be organized under the New Jersey Business Corporation Act, subject to any restrictions which may be imposed from time to time by the laws of the United States or the State of New Jersey with regard to the activities of a bank holding company.

                                    ARTICLE V

                                  CAPITAL STOCK

     A. The total authorized capital stock of the Corporation shall be 125,000,000 shares, consisting of 100,000,000 shares of common stock and 25,000,000 shares of preferred stock which may be issued in one or more classes or series. The shares of common stock shall constitute a single class and shall be without nominal or par value. The shares of preferred stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

     B. The Board of Directors of the Corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders amendments to this Certificate of Incorporation authorizing the issuance of one or more classes or series of Preferred Stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of Preferred Stock, the Board of Directors is expressly authorized to determine:

          (a) The distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors.

          (b) The dividend rate of the shares of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

          (c) The price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;

          (d) Whether or not the shares of the class or series will be entitled to the benefit of a retirement of sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

          (e) Whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

          (f) The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

          (g) Whether or not the shares of the class or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock or Common Stock ranking junior to the shares of the class or series;

          (h) Whether the class or series will have voting rights,, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

          (i) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.

     C. The Series A Preferred Stock shall have a stated value of $24.00 per share, and the shares therefore, when issued for such amount, shall be fully paid and non-assessable. The Series A Preferred Stock shall consist of 938,690 shares, which number may be increased (but only in connection with a stock split or stock dividend) or decreased from time to time (but not below the number thereof then outstanding) by the Board of Directors. Upon the reacquisition of any of the Series A Preferred Stock, through redemption, conversion or otherwise, such reacquired Shares shall be canceled and shall become part of the authorized and unissued Preferred Stock, but shall not be authorized and unissued Series A Preferred Stock. The rights, preferences and limitations of the Series A Preferred Stock are as follows:

          (a) RANK. The Series A Preferred Stock shall be senior to any other class or series of Preferred Stock in respect of (1) payment of dividends,
     (2) payment upon dissolution, liquidation or winding up and (3) redemption.

          (b) DIVIDENDS. The holders of Series A Preferred Stock, in preference to the holders of the Common Stock and any other class or series of Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefore, cumulative cash dividends at the annual rate per share of $1.44, and no more, payable in quarter-annual installments on the 15th day of February, May, August and November in each year, from the date of issuance. If the dividends on the Series A Preferred Stock for any quarter-annual dividend period shall not have been paid or declared for payment to the holders of Series A Preferred Stock by the last day of such quarter annual dividend period, the aggregate deficiency shall be cumulative and shall be fully paid or declared and set apart for payment before any cash dividends or other distribution shall be paid or set apart for payment to the holders of the Common Stock or any other class or series of Preferred Stock of the Corporation. Accumulations of dividends on the Series A Preferred Stock shall not bear interest.

          (c) LIQUIDATION PREFERENCE. Upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation $24.00 per share, together with cumulative dividends accrued and unpaid to the date of payment of such $24.00 distribution preference, and no more, before any amount shall be paid to, or distributed among the holders of Common Stock or any other class or series of Preferred Stock. For the purpose of this paragraph (c), dividends shall be deemed to accrue on a daily basis. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for purposes of this paragraph (c).

          (d) REDEMPTION.

               (i) OPTION TO REDEEM. The Corporation shall not redeem any other class or series of Preferred Stock unless and until all shares of the Series A Preferred Stock have been redeemed. The Corporation shall not redeem the Series A Preferred Stock without the prior approval of the Board of Governors of the Federal Reserve System. Outstanding shares of Series A Preferred Stock may be redeemed, as a whole (or in part but only with the consent of the holder of the Shares to be redeemed) at the option of the Corporation by vote of its Board of Directors at any time from and after one year from the date of original issuance and after the date on which the market price (as defined in subparagraph (e)(iii)) for the Corporation's Common Stock is $24.00 or more for 20 consecutive business days, or pursuant to paragraph (e)(v) hereof. The $24.00 market price referred to in the previous sentence shall be adjusted appropriately each time the Conversion Ratio is required to be adjusted under subparagraph (e)(iv) and in the same proportion as the Conversion Ratio is adjusted. Without limiting the foregoing, the $24.00 market price of the Common Stock referred to herein will be reduced to reflect stock splits and stock dividends effected with respect to the Common Stock. If less than all the outstanding shares of the Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be determined in such manner as the Board of Directors may prescribe. The redemption price for shares of the Series A Preferred Stock shall be $24.00 per share, plus all accrued and unpaid dividends through the date fixed for redemption. For the purpose of this paragraph (d), dividends shall be deemed to accrue on a daily basis.

               (ii) NOTICE. Written notice of redemption shall be given to each holder of record of the shares of Series A Preferred Stock to be redeemed, by mailing a notice of redemption to such holder by first class mail, at such holder's address as it shall appear on the stock books of the Corporation, in each case at least 15 days and not more than 45 days prior to the date fixed for redemption; provided however, if fewer than 25 days prior notice is given to holders, then at least one follow-up written notice must be sent to holders who have not converted by 7 days prior to the redemption date. Each such notice shall specify the shares of stock to be redeemed, the redemption price, the date fixed for redemption, the place for payment of the redemption price and for surrender of the certificate or certificates representing the shares to be redeemed, and if less than the total number of shares held by such holder are to be redeemed, the number of shares of such holder to be redeemed. No defect in such notice nor any defect in the mailing thereof shall in and of itself affect the validity of the proceedings for redemption, except as to any holder to whom the Corporation has failed to mail such notice, or as to whom the notice was defective.

               (iii) DEPOSIT OF REDEMPTION FUNDS. If notice of redemption shall have been given as herein provided and if, on or before the date fixed for redemption, the redemption price shall have been provided and set aside by the Corporation with a bank with trust powers for the pro rata benefit of the holders of the shares so called for redemption, then, from and after the date fixed for redemption, the shares of Series A Preferred Stock called for redemption shall no longer be deemed outstanding, the dividends thereon shall cease to accumulate, and all rights with respect to such shares shall forthwith cease. The only right of the holders of the redeemed shares after such date shall be the right to receive the redemption price for the shares called for redemption, without interest. If the Board of Directors designates a bank with trust powers as a depository of the funds to be used for redemption and as agent of the Corporation for the giving of the notices of redemption, the receipt of the shares and the payment of the redemption price, the acts of such designated agent on behalf of the Corporation shall have the same effect as if all such acts were done by the Corporation.

               Any monies deposited by the Corporation with such designated bank which shall not be required for the redemption of shares because of the conversion of such shares subsequent to the date of deposit, shall be promptly repaid to the Corporation. Any other monies so deposited by the Corporation with a designated bank and unclaimed at the end of one year from the date fixed for redemption shall be repaid to the Corporation upon its request, after which the holders of the shares called for redemption shall look only to the Corporation for payment of the redemption price.

               The Corporation may use one of its subsidiary banks with trust powers as the depository and agent for such redemption.

               (iv) NO SINKING FUND. The Corporation shall not be obligated to make payments into or to maintain any sinking fund for the Series A Preferred Stock.

     (e) CONVERSION.

               (i) CONVERSION PRIVILEGES. The holder of any shares of Series A Preferred Stock at any time prior to the date fixed for redemption as provided in paragraph (d), shall have the right to surrender the certificates evidencing such shares and receive, in conversion of each share of Series A Preferred Stock, one share (the "Conversion Ratio") of the Common Stock, no par value of the Corporation.

               (ii) MANNER OF EXERCISING CONVERSION PRIVILEGE. The conversion privilege may be exercised at any time including from and after the date on which a notice of redemption was given and prior to the close of business on the last day before the date of redemption stated in the notice. To exercise the conversion privilege, the holder of Series A Preferred Stock shall surrender the certificates representing the shares to be converted at the office of the Transfer Agent of the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert such shares. Such certificates shall be duly endorsed or assigned to the Corporation, or in blank. Conversion shall be deemed to have been effected immediately prior to the close of business on the date upon which such surrender is made, and such date is referred to in this paragraph (e) as the "Conversion Date." On the Conversion Date or as promptly thereafter as practicable, the Corporation shall deliver to the holder of the stock surrendered for conversion, or as otherwise directed by him in writing, a certificate for the number of full shares of Common Stock deliverable upon conversion of such Series A Preferred Stock and, if applicable, a check in respect to any fraction of a share as provided in subparagraph (e)(iii).

               (iii) CASH ADJUSTMENT FOR FRACTIONAL SHARE UPON CONVERSION. The Corporation shall not deliver fractional shares of Common Stock upon conversation of shares of Series A Preferred Stock. In lieu of any fractional share of Common Stock that would otherwise be deliverable upon conversion, the Corporation shall pay an amount in cash equal to the current market value of the fractional share, computed on the basis of the market price on the last business day before the Conversion Date. For purposes of this section, the "market price" on any business day shall be the closing price per share of Common Stock in the NASDAQ National Market System or, if the shares of Common Stock are listed or admitted to trading on any national securities exchange, the reported closing price per share of Common Stock on such exchange on such day.

               (iv) ADJUSTMENT OF CONVERSION RATIO. The Conversion Ratio of the Series A Preferred Stock shall be adjusted from time to time as follows:

                    (A) If at any time while any of the Series A Preferred Stock is outstanding the Corporation shall (i) pay a dividend on its Common Stock in shares of its capital stock, including Common Stock and Preferred Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of stock of the Corporation, the Conversion Ratio in effect immediately prior thereto shall be adjusted so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation which he would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series A Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (e)(iv)(A) shall become effective in the case of a dividend immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend, and shall become effective in the case of a subdivision, combination or reclassification immediately after the opening of business on the day following the day when such subdivision, combination, or reclassification becomes effective.

                    (B) If while any of the Series A Preferred Stock is
               outstanding, the Corporation shall issue rights or warrants ratably to the holders of shares of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the market price per share of Common Stock on the record date for the determination of shareholders entitled to receive such rights and warrants, the Conversion Ratio in effect immediately before that record date shall be adjusted as of the day following that record date so that it shall equal the ratio determined by multiplying the Conversion Ratio in effect immediately before that record date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on that record date plus the number of shares of Common Stock offered for subscription or purchase and the denominator shall be the number of shares of Common Stock outstanding on that record date plus the number of shares of Common Stock that the aggregate offering price of the total number of shares so offered would purchase at such current market price per share of Common Stock. To the extent that such rights or warrants are not exercised before the expiration thereof, the Conversion Ratio shall be readjusted as of the close of business on the expiration date to the Conversion Ratio that would then be in effect based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants.

                    (C) If the Corporation shall distribute, to all holders of shares of its Common Stock, evidences of its indebtedness or of its assets (excluding cash distributions made out of current or retained earnings) the Conversion Ratio in effect immediately before the record date for the determination of shareholders entitled to receive such distribution shall be adjusted immediately after the opening of business on the day following that record date so that it shall equal the ratio determined by multiplying the Conversion Ratio in effect immediately thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding on that record date multiplied by such current market price per share on that record date, and of which one denominator shall be determined by subtracting the aggregate face value of evidences of indebtedness or the aggregate fair market value of evidences of its assets from an amount equal to the total number of shares of Common Stock outstanding on such record date multiplied by the current market price per share of Common Stock on that record date.

                    (D) For the purpose of any computation under subparagraphs
               (e)(iv)(B) and (C) above, the current market price per share of Common Stock at any date shall be deemed to be the average of the market prices for the thirty consecutive business days terminating fifteen calendar days before the day in question. The market price for each day shall be determined as provided in subparagraph (e)(iii) hereof.

                    (E) No adjustment in the Conversion Ratio for the Series A
               Preferred Stock shall be made if, at the same time that the Corporation takes an action with respect to the Common Stock that would otherwise require adjustment under subparagraphs (A) through (C) above, the Corporation shall take the same action with respect to the Series A Preferred Stock in the same proportion as if each share of Series A Preferred Stock had been converted into shares of Common Stock at the then applicable conversion Ratio immediately before the record date for the determination of holders of Common Stock entitled to receive the dividends, rights, warrants or distributions.

                    (F) Except as herein otherwise provided, no adjustment in
               the Conversion Ratio shall be made by reason of the issuance of shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, or any securities carrying the right to purchase any of the foregoing or for any other reason whatsoever.

                    (G) No adjustment in the Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) of such Ratio; provided, however, that any adjustments which by reason of this subparagraph (e)(iv)(G) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph (e)(iv) shall be made to the nearest hundredth of a share.

                    (H) Whenever the Conversion Ratio is adjusted as provided in this subparagraph (e)(iv), the Corporation shall promptly file with the Transfer Agent for the Series A Preferred Stock a statement signed by the Chairman of the Board, President or Vice President of the Corporation and by its Treasurer or its Secretary showing in detail the facts requiring such adjustment and shall exhibit the statement to any holder of Series A Preferred Stock desiring to inspect the statement. In addition, with respect to adjustments made while any Series A Preferred Stock is outstanding, the Corporation shall state to the Transfer Agent and in the next quarterly and annual report that an adjustment has been effected and give the adjusted Conversion Ratio in the Corporation's next quarterly and annual report to shareholders. Such quarterly and annual report shall be mailed to all holders of record of the Series A Preferred Stock on the record date used for mailing such quarterly and annual report to holders of Common Stock.

          (v) EFFECT OF CONSOLIDATIONS, Mergers or Sales on Conversion Privilege. If at any time while any shares of the Series A Preferred Stock are outstanding, the Corporation is consolidated or merged with or into any other corporation or sells or conveys all or substantially all of its assets, and pursuant to the provisions of the New Jersey Business Corporation Act or the Corporation's certificate of incorporation the approval of the holders of the Common Stock of the Corporation is required for such transaction, then such transaction shall also require for approval the affirmative vote of a majority of the outstanding Series A Preferred Stock, voting as a separate class. Notwithstanding the foregoing, the Corporation shall be entitled to redeem the Series A Preferred Stock pursuant to the provisions of paragraph (d) prior to or simultaneously with the consummation of any such transaction and if such redemption does take place, the consent of the holders of the Series A Preferred Stock shall not be required and if any vote upon such a transaction by the holders of Series A Preferred Stock has been taken, such vote shall be disregarded.

          (vi) NOTICE OF CERTAIN TRANSACTIONS REQUIRED. In addition to any other notice required by this Article V, if at any time while Series A Preferred Shares are outstanding the Corporation shall (i) declare a dividend (or any other distribution) on its

     Common Stock other than a cash dividend out of current retained earnings or surplus; or (ii) authorize the issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares of its Common Stock or of any other subscription rights or warrants; or (iii) reclassify its Common Stock (other than through a subdivision or combination or by changing the par value); or (iv) take any other action which requires the Conversion Ratio to be adjusted under paragraph (e)(iv); or (v) become a party to any consolidation or merger or sell or transfer all or substantially all of the assets of the Corporation, then the Corporation shall notify by regular mail the holders of record of the Series A Preferred Shares at least 15 days prior to the appropriate record date. The notice shall briefly describe the transaction and state (i) the record date which will be used for the purpose of determining which holders will receive such dividend or distribution, or rights or warrants, or (ii) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the record date as of which it will be determined which holders shall be entitled to exchange their Common Stock for securities or other property delivered upon such reclassification, consolidation, merger, sale or transfer. The Corporation shall mail a notice of all meetings of shareholders (and any accompanying proxy statement) to the holders of Series A Preferred Stock at the time the notice (and proxy statement) is mailed to holders of Common Stock and shall mail all other notices and financial statements to the holders of Preferred Stock at the same time such notices and financial statements are mailed to holders of Common Stock. If any action is taken by means of consent, notice of such action by consent shall be sent to the holders of Series A Preferred Stock at least 20 days prior to the effective date of such consent. Failure to give or receive the notice required by this subparagraph (e)(vi) or any defect therein shall not affect the legality or validity or any such dividend, distribution, right or warrant or other action but such failure shall not affect the rights of the holders of Series A Preferred Stock to obtain an appropriate remedy on account of such failure.

          (vii) CORPORATION TO RESERVE STOCK FOR CONVERSION. As long as any Series A Preferred Shares remains outstanding, the Corporation shall reserve out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A Preferred Stock.

     (f) VOTING RIGHTS.

          (i) Except as otherwise required by the New Jersey Business Corporation Act and as otherwise provided in subparagraph (e)(v) and in this paragraph (f), the holders of Series A Preferred Stocks shall have no voting rights.

          (ii) Any other provisions herein notwithstanding, if at any time the Corporation shall have failed to pay for 2 quarters, whether or not consecutive, the full quarter-annual dividends payable on the Series A Preferred Stock, the holders of the Series A Preferred Stock shall have the right, voting as a separate class, to elect a total of two directors to the class of directors elected at the next annual meeting of shareholders (the "Preferred Directors"). A dividend default with respect to the Series A Preferred Stock, giving rise to the right to elect the Preferred Directors, shall be deemed to continue to exist until all accrued dividends on all outstanding shares of the Series A Preferred Stock shall have been paid to the end of the past preceding quarterly dividend period.

               (A) Subject to the limitations set forth in subparagraph (B) below, the Preferred Directors shall be elected to a term of office the same as the term of office of the other directors in the class to which they are elected. At each subsequent annual meeting of shareholders at which directors of such class are elected, until all dividends in default on the Series A Preferred Stock shall have been paid or declared and set apart for payment, the holders of Series A Preferred Stock shall have the right to vote for the election of Preferred Directors in the manner described in this subparagraph (ii).

               (B) The Preferred Directors shall hold office only until the first meeting of shareholders following the payment, or the declaration and setting apart for payment, of all dividends in default on the Series A Preferred Stock, notwithstanding that the term of the other directors in the class to which they are a member does not expire at the time of such meeting. The successors to the Preferred Directors shall be elected by the shareholders at such meeting to a term of office which shall expire at the same time as the term of office of the other directors in the class to which they are elected.

               (C) At any meeting of shareholders held while holders of Series A Preferred Stock have the voting power to elect Preferred Directors, the holders of a majority of the then outstanding Series A Preferred Stock who are present in person or by proxy shall be sufficient to constitute a quorum for the election of the Preferred Directors as herein provided.

               (D) Any vacancy caused by the death, resignation, or removal of a Preferred Director may be filled by the remaining Preferred Director, or if there is no remaining Preferred Director, by a majority of the holders of Series A Preferred Stock. In the event there is no remaining Preferred Director to fill a vacancy, a holder(s) of 10% or more of the outstanding Series A Preferred Stock shall have the right to require the Corporation to hold a meeting of shareholders within 20 days (or such greater time as shall be required by law) to fill the vacancy, unless when so requested a shareholders' meeting is scheduled to occur in 60 days or less. Any Preferred Director so elected shall hold office until the next annual meeting of shareholders, at which time the holders of the Series A Preferred Stock shall elect a Preferred Director to fill the vacancy if the term of office of the Preferred Director who was replaced does not expire at the time of such meeting.

          (iii) While any Series A Preferred Stock is outstanding, the amendment of any provision of this Section C of Article V of the Certificate of Incorporation (except amendments relating to a stock split or reduction in the authorized shares of the series that the New Jersey Business Corporation Act authorizes the Board of Directors to adopt without shareholder approval) shall require the affirmative vote of a majority of the outstanding Series A Preferred Stock.

          (iv) On any matter on which the holders of Series A Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held. The holders of Series A Preferred Stock shall vote only as a separate class; their votes shall not be counted together with the holders of the Common Stock or any other class or series of Preferred Stock as a single class.

                                   ARTICLE VI

                                 INDEMNIFICATION

     The Corporation shall indemnify its officers, directors, employees, and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have this power to purchase and maintain insurance on behalf of any persons enumerated above against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

                                   ARTICLE VII

                        NAME AND ADDRESS OF INCORPORATOR

     The name and address of the incorporator is: Ronald H. Janis, c/o Clapp & Eisenberg, 80 Park Plaza, 23rd Floor, Newark, New Jersey 07102.

                                  ARTICLE VIII

                           CLASSIFICATION OF DIRECTORS

     The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the first annual meeting of stockholders following the meeting at which this Article VIII is adopted, the term of office of the second class to expire at the second annual meeting of stockholders following the meeting at which this Article VIII is adopted and the term of office of the third class to expire at the third annual meeting of stockholders following the meeting at which this Article VIII is adopted.

     If this Article VIII is adopted at a special meeting of stockholders, directors of the second and third classes shall be elected to their terms at such special meeting, and directors of the first class shall be designated in advance of such special meeting by the Board of Directors from among the directors elected at the preceding annual meeting of stockholders and shall not be required to stand for election at such special meetings of stockholders. If this Article VIII is adopted at an annual meeting of stockholders, all three classes of directors shall be elected to their terms at such annual meeting. At each annual meeting of stockholders following the initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election or as soon thereafter as their successors have been elected and qualified.

     Notwithstanding anything else in this Certificate of Incorporation to the contrary (and notwithstanding the fact that a lesser percentage may be permitted by law, this Certificate of Incorporation or the by-laws of the Corporation), the provisions of this Article VIII may not be amended, altered, changed or repealed in any respect, nor may any provision inconsistent herewith be adopted, unless such action is approved by the affirmative vote of at least three-quarters of all of the outstanding shares of common stock entitled to vote thereon, said vote to take place at an annual or special meeting of the Corporation's stockholders called for the purpose of considering such matter.

                                   ARTICLE IX

                                  MINIMUM PRICE

     The stockholder vote required to approve a Business Combination (as hereinafter defined) shall be as set forth in this section.

     A. (1) Except as otherwise expressly provided in this section, the affirmative vote of at least three-quarters of all of the outstanding shares of common stock entitled to vote thereon shall be required in order to authorize any of the following:

          (a) any merger or consolidation of the Corporation or any subsidiary thereof with a Related Person (as hereinafter defined) or any other corporation which after such merger or consolidation would be a Related Person;

          (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any voting securities of subsidiary) or of a subsidiary, to a Related Person;

          (c) the issuance or transfer by the Corporation or any subsidiary thereof of any securities of the Corporation or a subsidiary of the Corporation to a Related Person;

          (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person;

          (e) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation, with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving Related

     Person) which has the effect, directly or indirectly, of increasing the proportionate share of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Related Person;

          (f) any agreement, contract or other arrangement providing for any of the transactions described in this section of the Certificate of Incorporation.

     (2) Such affirmative vote shall be required notwithstanding any other provision of this Certificate of Incorporation, any provision of law or any agreement with any national securities exchange which might otherwise permit a lesser vote or no vote.

     (3) The term "Business Combination" as used in this section shall mean any transaction which is referred to in any one or more of subparagraphs (a) through
(f) above.

     B. The provisions of Part A of this section shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative shareholder vote and such approval by the Board of Directors as is required by any other provision of this Certificate of Incorporation, any provision of law or any agreement with any national securities exchange, if all of the conditions specified in either of the following subparagraphs (1) or (2) are met:

     (1) The Business Combination shall have been approved by a majority of the directors of the Corporation then in office.

     (2) All the following conditions have been met:

          (a) The aggregate amount of (x) cash and (y) Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of common stock in such Business Combination shall be at least equal to the amount determined under sub-clauses (i) and (ii) below:

               (i) if the Related Person has acquired shares of the Corporation's common stock in a tender offer for or has requested or invited the tender of the Corporation's common stock in a transaction subject to the provisions of Section 14(d) of the Securities Exchange Act of 1934, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Related Person for any share of common stock acquired by it (a) within the one-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (b) in connection with the tender offer or request or invitation of tenders, whichever is higher;

               (ii) if the Related Person has not made such a tender offer for or invited or requested the tender of the Corporation's common stock, two time the highest Fair Market Value per share of the Corporation's common stock during the one-year period ending with the Announcement Date.

          (b) The consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the Related Person has previously paid for shares of such class of voting stock. If the Related Person has paid for shares of any class of voting stock with varying forms of consideration, the form of consideration such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by it.

     C. For the purpose of this section the following definitions apply:

               (1) The term "Related Person" shall mean and include (a) any individual, corporation, partnership or other person or entity which together with its "affiliates" (as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934), is the "beneficial owner" (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934) in the aggregate of 10 percent or more of the outstanding shares of the common stock of the Corporation; and (b) any "affiliate" (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of the common stock of the Corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options or otherwise, shall be deemed "beneficially owned" by such Related Person.

               (2) The term "Substantial Part" shall mean more than 25 percent of the total assets of the Corporation, as of the end of its most recent fiscal year ending prior to the time the determination is made.

               (3) The term "Fair Market Value" shall mean: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question if a specific date for valuation thereof is specified or during the period in question if a period for valuation thereof is specified of a share of such stock on the Composite Tape for American Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the America Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing price or closing bid quotation with respect to a share of such stock during the 30-day period preceding such date in question or during such period in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors, in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

               (4) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraph (2)(a) of Part B of this Article shall include the shares of common stock and/or the shares of any other class of outstanding voting stock retained by the holders of such shares.

     D. Nothing contained in this section shall be construed to relieve any related Party from any fiduciary obligation imposed by law.

     E. If any question shall arise as to the applicability of this Article IX or as to the interpretation of any of its provisions, such question shall be resolved by the Board of Directors, and the Board's resolution shall be final and binding.

     F. Notwithstanding any other provision of this Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be permitted by law, this Certificate of Incorporation or the by-laws of the Corporation), the provisions of this Article IX may not be amended, altered, changed or repealed in any respect, nor may any provision inconsistent herewith be adopted, unless such action is approved by the affirmative vote of the holders of at least three-quarters of all of the outstanding shares of common stock entitled to vote thereon, said vote to take place at an annual or special meeting of the Corporation's stockholders called for the purpose of considering such matter.

                                    ARTICLE X

                LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

     A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for ant breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.